UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 20, 2015

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2015, the Board of Directors (the "Board") of PepsiCo, Inc. ("PepsiCo") elected Richard W. Fisher as an independent member of the Board, effective March 23, 2015. Mr. Fisher will serve on the Audit Committee of the Board, effective March 23, 2015.

Mr. Fisher, 66, served as President and Chief Executive Officer of the Federal Reserve Bank of Dallas from 2005 until March 2015. Previously, Mr. Fisher was Vice Chairman of Kissinger McLarty Associates, a strategic advisory firm. From 1997 to 2001, Mr. Fisher served as Deputy U.S. Trade Representative with the rank of Ambassador, where he oversaw the implementation of the North American Free Trade Agreement (NAFTA), the Bilateral Trade Agreement with Vietnam, and other trade agreements. During this tenure, Mr. Fisher was also instrumental in China and Taiwan joining the World Trade Organization. Mr. Fisher’s experience also includes serving as Managing Partner of Fisher Capital Management, a Securities and Exchange Commission registered investment advisory firm, and Senior Manager of Brown Brothers Harriman & Co., a private banking firm. Mr. Fisher also serves on Harvard University’s Board of Overseers.

Upon joining the Board, Mr. Fisher will receive compensation for new non-employee directors under PepsiCo’s non-employee director compensation program. Under this program, upon joining the Board Mr. Fisher will receive an initial stock award of 1,000 shares of PepsiCo Common Stock and a prorated annual equity award equal to a number of phantom stock units determined by dividing $82,500 by the closing price of PepsiCo Common Stock on March 23, 2015. Each phantom stock unit is intended to be the economic equivalent of a share of PepsiCo Common Stock. In addition, Mr. Fisher is entitled to an annual cash retainer with the first prorated semi-annual payment of $18,333 to be made in June 2015.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

March 23, 2015	By:	/s/ Cynthia Nastanski

Name: Cynthia Nastanski
Title: Senior Vice President, Corporate Law and Deputy Corporate Secretary